Exhibit 21.1

PIONEER POWER SOLUTIONS, INC.

Subsidiaries (All 100% Owned)

Subsidiaries of the Registrant	State or Other Jurisdiction of Incorporation

Jefferson Electric, Inc.	Delaware
JE Mexican Holdings, Inc.	Delaware
Nexus Custom Magnetics, LLC	Texas
Nexus Magneticos de Mexico, S. de R.L. de C.V.	Mexico
Pioneer Electrogroup Canada Inc.	Canada
Bemag Transformer Inc.	Canada
Pioneer Transformers Ltd.	Canada
Bernard Granby Realty Inc.	Canada
Pioneer Wind Energy Systems Inc.	Canada
Pioneer Sales USA Inc.	Delaware